Exhibit 99.10

Board Presentation

July 26, 2007

Table of Contents

A. Opinion Summary B. Fairness Opinion Analysis C. Appendix

The written presentation which follows should not be evaluated without the accompanying oral presentation of Davenport & Company LLC.

Evaluating this presentation without the accompanying oral presentation is incomplete and potentially misleading.

Davenport & Company LLC

Confidential – Board Use Only

Opinion Summary

• In arriving at our opinion, we have, among other things:

– Reviewed the Agreement.

– Reviewed certain business, financial, and other information regarding FNB and its prospects that was furnished to us by the management of FNB and that we have discussed with the management of FNB.

– Reviewed certain business, financial, and other information regarding VFG and its prospects that was furnished to us by the management of VFG and that we have discussed with the management of VFG.

– Reviewed the publicly reported historical price and trading activity for FNB’s and VFG’s common stock.

– Compared the business, financial, and other information regarding FNB and VFG with similar information regarding certain other publicly traded companies that we deemed to be relevant.

– Reviewed certain recent merger of equals business combinations in the commercial banking industry, to the extent publicly available.

– Reviewed the pro forma financial impact of the Merger on FNB and VFG, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of FNB and VFG.

– Reviewed the relative contributions of assets, liabilities, equity and earnings of FNB and VFG to the resulting institution and the relative pro forma ownership of the shareholders of FNB and VFG in the combined company.

– Considered other information such as financial studies, analyses, and investigations as well as financial and economic and market criteria that we deemed relevant.

Davenport & Company LLC

Confidential – Board Use Only

Opinion Summary

• In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information.

– With respect to FNB’s financial forecasts, we have used inputs provided by FNB’s management to prepare such forecasts and have discussed such forecasts, as well as the assumptions upon which they are based, with management of FNB.

– With respect to VFG’s financial forecasts, we have relied on forecasts prepared by VFG’s management and discussed such forecasts, as well as the assumptions upon which they are based, with management of VFG.

– We have not conducted a physical inspection of the properties or facilities of FNB or VFG.

• Pursuant to the Agreement, the shareholders of FNB will receive 1.585 common shares of VFG common stock for each FNB share owned.

• Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the shareholders of FNB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of FNB.

Davenport & Company LLC

Confidential – Board Use Only

Transaction Overview

Transaction Description: Merger of Equals

Legal Structure: Merger of FNB into VFG

Stock Consideration: 100%

Exchange Ratio: 1.585x

FNB Pro Forma Ownership: 52.2%

Purchase Price per Share:* $31.97

Aggregate Deal Value ($in millions):* $238.3

Premium to Market Price:* 2.2%

Required Approvals: Regulatory and Shareholder

Anticipated Closing: 12/31/07

Due Diligence: Completed

Accounting Treatment: Purchase Accounting

“Deemed” Acquirer under GAAP: To be Determined

Deal Protection: Lock-up Option

*Using 7/23/07 Closing Prices

Davenport & Company LLC Confidential – Board Use Only

Corporate Governance

Summary of Significant Terms

Name: New name to be mutually determined

Holding Company (HC) Board: 50% / 50% Representation (Max. of 24)

Bank Board: 50% / 50% Representation (Size TBD)

HC Headquarters: Charlottesville

Bank Headquarters Christiansburg

Operations Center: Christiansburg

Bank Charter: Collapse into one state bank charter

Management Team:

Holding Company

Chairman of Board FNB President/CEO

President and CEO VFG President/CEO

EVP and Chief Operating Officer VFG COO

EVP and Chief Financial Officer VFG CFO

EVP and Chief Banking Officer FNB Bank President

Bank

Chairman of Board FNB Bank Chairman

President and CEO FNB Bank President

Davenport & Company LLC Confidential – Board Use Only

MARKET ANALYSIS

VFG

County (City)	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of Franchise (%)	Total Population 2006 (Actual)	Population Change 2000-2006 (%)	Projected Population Change 2006-2011 (%)	Median HH Income 2006 ($)	HH Income Change 2000-2006 (%)	Projected HH Income Change 2006-2011 (%)
Staunton	1	6	240,900	34.15	18.49	18.49	23,350	-2.11	-0.71	40,046	21.72	17.27
Culpeper	1	3	228,443	39.43	17.53	17.53	43,170	26.00	24.71	54,164	19.46	14.63
Spotsylvania	4	2	131,955	12.20	10.13	10.13	120,703	33.53	25.47	69,753	21.91	15.78
Augusta	1	4	104,958	32.37	8.05	8.05	71,871	9.53	6.66	50,226	16.34	11.14
Orange	3	2	65,330	16.80	5.01	5.01	30,995	19.76	17.25	50,198	17.76	11.96
Covington	2	1	64,209	23.23	4.93	4.93	6,093	-3.33	-2.76	37,126	22.46	17.14
Waynesboro	2	2	61,753	18.75	4.74	4.74	20,398	4.50	3.93	39,935	21.60	16.34
Fredericksburg	5	1	58,385	5.45	4.48	4.48	20,917	8.50	8.98	42,336	22.08	16.66
Franklin	5	2	57,408	6.91	4.41	4.41	52,093	10.17	6.87	43,914	15.57	13.03
Madison	1	1	57,152	53.59	4.39	4.39	13,746	9.79	6.74	45,816	15.12	11.08
Harrisonburg	7	3	44,359	4.43	3.40	3.40	43,599	7.74	3.98	36,380	21.48	15.49
Rockbridge	4	2	38,298	15.51	2.94	2.94	22,126	6.33	4.40	42,091	16.11	14.09
Caroline	2	2	36,944	15.73	2.83	2.83	25,318	14.45	12.08	46,122	15.82	12.73
Rockingham	6	1	31,246	5.13	2.40	2.40	73,515	8.55	6.04	47,153	15.72	11.82
Buena Vista	2	1	27,055	35.01	2.08	2.08	6,315	-0.54	0.92	39,413	20.23	15.92
Prince Edward	6	1	14,955	4.52	1.15	1.15	20,800	5.48	2.72	37,581	19.43	15.06
Shenandoah	9	1	13,528	1.93	1.04	1.04	40,316	14.94	12.26	45,827	17.13	13.54
Stafford	8	1	13,402	2.05	1.03	1.03	125,688	35.96	27.70	82,612	25.10	17.82
Albemarle	10	1	10,961	1.21	0.84	0.84	94,071	18.72	9.64	62,357	22.77	17.02
Bedford	9	1	1,407	0.44	0.11	0.11	65,871	9.11	6.89	51,165	17.35	12.04
Charlottesville	11	2	552	0.03	0.04	0.04	41,014	-8.96	3.93	37,731	21.71	16.91
Lynchburg	10	1	0	-	0.00	0.00	66,710	2.21	0.43	38,792	20.02	16.29
VA totals:		**41**	**1,303,200**		**100.00**	**100.00**	**1,028,679**					
Weighted Average: Virginia Franchise								**12.43**	**10.54**	**48,167**	**19.65**	**14.85**
Aggregate: Entire State of Virginia							**7,775,963**	**9.85**	**8.56**	**57,769**	**23.63**	**18.46**
Aggregate: National							**303,582,361**	**7.87**	**6.66**	**51,546**	**22.25**	**17.77**

Source: SNL Financial; Deposit date is as of 6/30/06

Davenport & Company LLC Confidential – Board Use Only Page 7

MARKET ANALYSIS

FNB

County (City)	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of Franchise (%)	Percent of National Franchise (%)	Total Population 2006 (Actual)	Population Change 2000-2006 (%)	Projected Population Change 2006-2011 (%)	Median HH Income 2006 ($)	HH Income Change 2000-2006 (%)	Projected HH Income Change 2006-2011 (%)
Montgomery	1	8	481,781	40.39	37.29	37.29	87,667	4.83	3.51	39,154	20.09	16.33
Salem	1	4	176,997	26.07	13.70	13.70	24,662	-0.34	-1.01	46,867	20.39	14.86
Roanoke	5	3	123,465	9.73	9.56	9.56	89,939	4.85	3.51	57,867	21.40	16.59
Bedford (City)	1	1	109,875	29.36	8.50	8.50	6,231	-1.08	-1.77	34,033	20.60	13.68
Bedford	1	3	100,643	31.67	7.79	7.79	65,871	9.11	6.89	51,165	17.35	12.04
Wythe	1	2	83,937	18.99	6.50	6.50	28,628	3.73	1.94	37,634	16.67	12.59
Radford	2	1	70,310	26.42	5.44	5.44	15,219	-4.04	-2.77	30,783	24.96	16.83
Pulaski	3	1	55,212	14.96	4.27	4.27	34,726	-1.14	-1.34	40,576	19.51	15.80
Roanoke (City)	8	3	47,338	2.22	3.66	3.66	91,787	-3.29	-2.71	37,311	21.55	16.81
Giles	3	1	42,520	19.46	3.29	3.29	17,131	2.85	1.00	41,435	18.66	17.12
Lynchburg	10	1	0	-	0.00	0.00	66,710	2.21	0.43	38,792	20.02	16.29
VA totals:		**28**	**1,292,078**		**100.00**	**100.00**	**528,571**					
Weighted Average: Virginia Franchise								**2.78**	**1.74**	**42,013**	**20.11**	**15.40**
Aggregate: Entire State of Virginia							**7,775,963**	**9.85**	**8.56**	**57,769**	**23.63**	**18.46**
Aggregate: National							**303,582,361**	**7.87**	**6.66**	**51,546**	**22.25**	**17.77**

Source: SNL Financial; Deposit date is as of 6/30/06

Davenport & Company LLC Confidential – Board Use Only Page 8

Branch Map

Pro Forma Branch map

Harrisonburg Culpeper

Staunton

Fredericksburg

Charlottesville

Roanoke

Christiansburg

VFGI

LPO FNBP

LPO

Source: SNL Financial

Davenport & Company LLC Confidential – Board Use Only

VIRGINIA DEPOSIT MARKET SHARE

Rank	Ticker	Company Name	City	State	# of Branches	Virginia Deposits *	Market Share
1	WB	Wachovia Corp.	Charlotte	NC	649	$25,465,221	19.97 %
2	BBT	BB&T Corp.	Winston-Salem	NC	686	19,411,042	15.22
3	BAC	Bank of America Corp.	Charlotte	NC	254	16,900,970	13.25
4	STI	SunTrust Banks Inc.	Atlanta	GA	355	14,083,510	11.05
5	C	Citigroup Inc.	New York	NY	9	6,906,541	5.42
6		**Pro Forma Combined Company**	**Charlottesville**	**VA**	**67**	**2,595,278**	**2.04**
6	PNC	PNC Financial Services Group	Pittsburgh	PA	73	2,346,076	1.84
7		B.F. Saul Company	Chevy Chase	MD	109	2,287,460	1.79
8	CARE	Carter Bank & Trust	Martinsville	VA	95	2,099,405	1.65
9	UBSI	United Bankshares Inc.	Charleston	WV	61	1,996,530	1.57
10	UBSH	Union Bankshares Corp.	Bowling Green	VA	60	1,663,505	1.30
11	TOWN	TowneBank	Portsmouth	VA	22	1,619,993	1.27
12	VCBI	Virginia Commerce Bancorp Inc.	Arlington	VA	21	1,432,267	1.12
13	**VFGI**	**Virginia Financial Group**	**Culpeper**	**VA**	**40**	**1,303,200**	**1.02**
14	**FNBP**	**FNB Corp.**	**Christiansburg**	**VA**	**27**	**1,292,078**	**1.01**
15	BHRB	Burke & Herbert Bank & Trust	Alexandria	VA	16	1,155,366	0.91
16	CFNL	Cardinal Financial Corp.	McLean	VA	26	1,127,857	0.88
17	FCNCA	First Citizens BancShares Inc.	Raleigh	NC	54	1,103,768	0.87
18		Ukrop's Super Markets Inc.	Richmond	VA	39	1,004,389	0.79
19	FULT	Fulton Financial Corp.	Lancaster	PA	9	905,814	0.71
20	NKSH	National Bankshares Inc.	Blacksburg	VA	31	746,787	0.59

NOTE: Excludes Capital One Financial Corp, E*Trade Financial Corp., Countrywide Financial Corp., and UNFI Mutual Holding Co.

* Deposit Data at June 30, 2006 Adjusted for all Pending and Completed Mergers as of 7/19/2007. Dollars in thousands.

Source: SNL Securities

Davenport & Company LLC | Confidential – Board Use Only | Page 10

FNB / VFG HOME MARKETS DEPOSIT MARKET SHARE

Rank	Ticker	Company Name	City	State	# of Branches	Virginia Deposits *	Market Share
1	WB	Wachovia Corp.	Charlotte	NC	112	4,142,628	19.83 %
2	BBT	BB&T Corp.	Winston-Salem	NC	156	3,495,023	16.73
3	STI	SunTrust Banks Inc.	Atlanta	GA	90	2,613,592	12.51
4		**Pro Forma Combined Company**	**Charlottesville**	**VA**	**67**	**2,595,278**	**12.43**
5	BAC	Bank of America Corp.	Charlotte	NC	44	1,924,322	9.21
6	**VFGI**	**Virginia Financial Group**	**Culpeper**	**VA**	**40**	**1,303,200**	**6.24**
6	**FNBP**	**FNB Corp.**	**Christiansburg**	**VA**	**27**	**1,292,078**	**6.19**
7	CARE	Carter Bank & Trust	Martinsville	VA	44	819,149	3.92
8	UBSH	Union Bankshares Corp.	Bowling Green	VA	19	663,163	3.17
9	NKSH	National Bankshares Inc.	Blacksburg	VA	16	487,304	2.33
10	UBSI	United Bankshares Inc.	Charleston	WV	15	406,429	1.95
11	FCNCA	First Citizens BancShares Inc.	Raleigh	NC	24	397,779	1.90
12	VYFC	Valley Financial Corp.	Roanoke	VA	8	395,042	1.89
13	PNC	PNC Financial Services Group	Pittsburgh	PA	9	383,241	1.83
14	FMBM	F & M Bank Corp.	Timberville	VA	9	277,422	1.33
15	CFFC	Community Financial Corp.	Staunton	VA	6	226,106	1.08

* Deposit Data at June 30, 2006 Adjusted for all Pending and Completed Mergers as of 7/19/2007. Dollars in thousands.

Data includes all counties where FNBP or VFGI have a branch office.

Source: SNL Securities

Davenport & Company LLC Confidential – Board Use Only Page 11

Relative Stock Prices

LTM Relative Stock Prices

Exchange Ratio

1.70x 1.60x 1.50x 1.40x 1.30x 1.20x 1.10x

Exchange Ratio 1.585x

LTM Ave. 1.402x

Jul-06 Aug-06 Sep-06 Oct-06 Nov-06 Dec-06 Jan-07 Feb-07 Mar-07 Apr-07 May-07 Jun-07 Jul-07

Davenport & Company LLC Confidential – Board Use Only

iMPLIED exchange rATIO Analysis

Implied Premium

Time Exchange To Implied

Period* Ratio Exc. Ratio

1-Day 1.5513 2.17%

10-Day 1.5189 4.35%

30-Day 1.5345 3.29%

60-Day 1.4919 6.24%

90-Day 1.4562 8.84%

Last Twelve Months 1.4015 13.09%

*	Using 7/23/07 as the most recent date

Davenport & Company LLC Confidential – Board Use Only

Relative Contribution Analysis

(Dollars in 000s) Selected Financial Relative Implied

Information—6/30/07 Contribution Exchange FNB

VFG FNB VFG FNB Ratio Premium (2)

Total Assets $1,583,629 $1,553,111 50.5% 49.5% 1.426 11.2%

Net Loans 1,180,352 1,122,400 51.3% 48.7% 1.382 14.7%

Total Deposits 1,236,342 1,296,379 48.8% 51.2% 1.524 4.0%

Tangible Equity 137,597 130,023 51.4% 48.6% 1.374 15.4%

YTD Net Income 8,560 8,513 50.1% 49.9% 1.446 9.6%

2007E Net Income 17,323(1) 17,212 (1) 50.2% 49.8% 1.444 9.7%

2008E Net Income 19,600(1) 18,862 (1) 51.0% 49.0% 1.399 13.3%

Median 50.5% 49.5% 1.426 11.2%

Average 50.5% 49.5% 1.427 11.1%

(1)	Based on Management estimates
(2)	Calculated by dividing the exchange ratio of 1.585 by the implied exchange ratio using FNB’s relative contribution

Davenport & Company LLC Confidential – Board Use Only Page 14

Relative Contribution

Exchange Ratio Ownership

Exchange Ratio

1.70x 1.60x 1.50x 1.40x 1.30x 1.20x 1.10x

Exchange Ratio 1.585x

54.0% 53.0% 52.0% 51.0% 50.0% 49.0% 48.0% 47.0% 46.0%

Ownership

Assets Net Loans Deposits Tangible YTD Net 2007E Net 2008E Net Equity Income Income Income

Davenport & Company LLC Confidential – Board Use Only

COMPARABLE MOE TRANSACTIONS

SUMMARY

Majority Owner/ Minority Owner Post-Merger	Announce Date	Deal Value ($M)	Majority Owner Post-Merger Contribution: Ownership (%)	Assets (%)	Deposits (%)	Tan. Equity (%)	LTM Net Income (%)	Board Members %
LSB Bancshares Inc./ FNB Financial Services Corp.	2/26/07	127.7	52.7%	49.4%	50.0%	55.2%	39.7%	50.0%
Bank of New York Co./ Mellon Financial Corp.	12/3/06	16,864.4	63.0%	71.4%	65.5%	72.9%	65.2%	55.6%
First Busey Corp./ Main Street Trust Inc.	9/20/06	348.7	57.8%	60.1%	60.7%	48.7%	59.4%	50.0%
UnionBancorp Inc./ Centrue Financial Corporation	6/30/06	54.3	58.3%	51.4%	51.9%	68.4%	55.9%	50.0%
FCB Bancor/ National Mercantile Bancorp	6/15/06	88.4	51.4%	50.1%	49.2%	46.2%	42.0%	50.0%
ChoiceOne Financial Services/ Valley Ridge Financial Corp.	4/25/06	29.0	51.3%	53.4%	52.4%	51.0%	50.2%	50.0%
First Capital Bank Holding Cp/ Coastal Banking Co.	4/6/05	23.8	55.2%	49.3%	44.2%	55.6%	48.9%	50.0%
Allaire Commun. Bank/ Monmouth Commun. Bancorp	6/30/04	53.0	56.0%	44.4%	44.3%	48.4%	72.2%	50.0%
Regions Financial Corp./ Union Planters Corp.	1/22/04	6,000.8	59.0%	60.4%	58.6%	61.0%	56.7%	50.0%
Upson Bankshares Incorporated/ First Polk Bankshares Inc.	11/24/03	23.7	58.5%	62.8%	63.3%	55.2%	59.5%	55.6%
First Capital Bancorp Inc./ CNB Holdings Inc.	9/24/03	33.4	72.1%	75.0%	74.6%	67.2%	88.6%	50.0%
BancFirst Ohio Corp./ UNB Corp	9/6/01	216.0	52.5%	58.5%	58.4%	53.6%	51.1%	50.0%
Business Bancorp/ MCB Financial Corp.	8/15/01	28.9	51.3%	60.0%	57.7%	56.7%	43.6%	50.0%
Virginia Financial Corp./ Virginia Commonwealth Finl	6/13/01	89.2	54.0%	51.6%	51.9%	49.6%	55.8%	50.0%
Catawba Valley Bancshares Inc./ First Gaston Bank of NC	5/31/01	16.8	59.3%	59.2%	58.8%	59.6%	59.0%	50.0%
Landmark Bancshares Inc./ MNB Bancshares Inc.	4/19/01	14.2	NA	59.9%	54.4%	NA	NA	50.0%
MB Financial Inc./ MidCity Financial Corporation	4/19/01	174.8	NA	44.4%	40.5%	31.4%	43.0%	47.1%
First Union Corp./ Wachovia Corp.	4/15/01	13,627.2	NA	77.4%	76.3%	69.0%	10.0%	50.0%
New York Community Bancorp/ Richmond County Financial Corp.	3/27/01	779.3	52.0%	59.5%	60.9%	43.6%	39.8%	55.6%
Median		**88.4**	**55.6%**	**59.2%**	**57.7%**	**55.2%**	**53.4%**	**50.0%**
Give/Get				*-3.6%*	*-2.1%*	*0.4%*	*2.2%*	*5.6%*
FNB / VFG		**238.3**	**52.2%**	**49.5%**	**51.2%**	**48.6%**	**48.7%**	**50.0%**
Give/Get				*2.7%*	*1.0%*	*3.6%*	*3.5%*	*2.2%*

Source: SNL Securities; Company SEC filings and news releases

Davenport & Company LLC Confidential – Board Use Only Page 16

Comparable Company Analysis

Banks in Virginia with Assets between $750 Million and $3.0 Billion

Peer

Capitalization (MRQ) Median FNB VFGI

Total Assets ($000) 1,322,836 1,553,111 1,583,629

Total Deposits ( $000) 975,222 1,296,379 1,236,342

Total Equity ($000) 111,689 177,043 155,016

Tangible Equity 108,551 130,023 137,596

Total Equity/ Total Assets (%) 9.7 11.4 9.8

Tangible Equity/ Tangible Assets (%) 8.2 8.6 8.8

Asset Quality (MRQ)

NPLs/ Loans (%) 0.22 0.47 0.26

Reserves/ NPLs (%) 390.8 258.4 461.8

Reserves/ Loans (%) 0.98 1.22 1.21

NPAs/ Assets (%) 0.16 0.40 0.20

Performance (YTD)

ROAA (%) 1.24 1.12 1.08

ROAE (%) 12.0 9.7 11.3

Return on Avg Tangible Equity (%) 13.6 13.2 13.3

Net Interest Margin (%) 3.92 3.90 4.14

Efficiency Ratio (%) 58.0 59.1 65.2

Market Statistics

Price/ LTM Earnings 14.5x 13.4x 11.9x

Price/ 2007 Earnings 13.3x 13.5x 12.6x

Price/ 2008 Earnings 11.9x 12.3x 11.1x

Price/ Tangible Book (%) 184.7 177.3 158.2

Price/ Book (%) 140.4 130.2 140.5

Current Dividend Yield (%) 2.71 2.70 3.13

(1)	Peer median data is for the LTM publicly available period, for FNB and VFG the data is as of or through 6/30/07

Source: SNL Securities

Davenport & Company LLC Confidential – Board Use Only

Financial Impact Analyses

Assumptions

Consideration is 100% stock consideration

Fixed exchange ratio; FNB to receive 1.585 shares of VFG stock Pro forma combined ownership of 52.2% for FNB shareholders All FNB options are exchanged for new options in combined entity Cost savings estimated to be approximately $9.4 million, pre-tax One-time merger-related expenses estimated to be $8.5 million, with a pre-tax funding cost of 5.5% No revenue enhancements or attrition

Davenport & Company LLC Confidential – Board Use Only

Financial Analysis

Pro Forma Earnings

2007 2008 2009 2010 2011

FNB Cash Earnings $18,112 19,600 20,788 22,078 23,479

VFG Cash Earnings 17,965 20,242 21,627 23,532 26,070

Cost Savings, net * 5,334 5,494 5,658 5,828 6,003

Combined Cash Earnings 41,411 45,335 48,074 51,438 55,552

CDI Adjustment(3,333)(3,333)(3,333)(3,333)(3,333)

Combined Operating Earnings* 38,078 42,002 44,741 48,105 52,219

Combined Cash EPS 1.83 2.00 2.13 2.27 2.46

FNB Pro Forma Equivalent 2.90 3.18 3.37 3.61 3.89

FNB Accretion / (Dilution) 19.3% 20.7% 20.6% 21.5% 23.4%

Combined Operating EPS 1.68 1.86 1.98 2.13 2.31

FNB Pro Forma Equivalent 2.67 2.94 3.14 3.37 3.66

FNB Accretion / (Dilution) 15.4% 16.2% 15.5% 15.8% 17.3%

*Assumes 100% of cost savings phased-in for illustrative purposes (excludes depreciation on new signage) **Excludes non-recurring merger-related charges

Davenport & Company LLC Confidential – Board Use Only

Financial Analysis

Accretion / (Dilution)

FNB VFGI

Operating EPS—2008 16.2% 2.5%

Cash EPS—2008 20.7% 7.1%

Book Value per Share 14.8% 21.1%

Tangible Book Value per Share -1.5% -13.9%

Dividend per Share 20.8% -

Davenport & Company LLC Confidential – Board Use Only

Discounted Dividend Analysis

Present Value Per Share – Stand-alone FNB

Terminal P/E Multiple

Discount Rate 13.0x 13.5x 14.0x 14.5x 15.0x

10% $30.01 $31.00 $31.99 $32.98 $33.97

11% $28.50 $29.44 $30.38 $31.32 $32.26

12% $27.09 $27.98 $28.87 $29.76 $30.65

Internal Rate

of Return 9.1% 9.8% 10.4% 11.1% 11.7%

• IRR calculated using a beginning stock price of $31.29

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Discounted Dividend Analysis

Present Value Per Share – Pro Forma

Terminal P/E Multiple

Discount Rate 13.0x 13.5x 14.0x 14.5x 15.0x

10% $35.43 $36.12 $37.31 $38.51 $39.70

11% $33.50 $34.64 $35.78 $36.92 $38.06

12% $32.14 $33.23 $34.32 $35.41 $36.50

Internal Rate

of Return 12.7% 13.4% 14.1% 14.7% 15.4%

• IRR calculated using a beginning stock price of $31.29

• Assumes 75% of cost savings are recognized in 2008 and 100% are recognized in 2009 through 2012

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Timeline

Time Period Agenda

July 27, 2007 Announce Transaction

July 30, 2007 Earnings Release

Late August/Early September File S-4 with SEC

Late September/Early October SEC review completed, estimate 6-8 weeks after filing of S-4

Mid-October Proxy mailed to shareholders

November/December Shareholder/regulatory approval

December 31, 2007 Estimated Transaction close

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Appendix—Lock Up Options

This summary is not complete and is qualified in its entirety by the Stock Option Agreements

• Mutual stock options (i.e., lock-up options) act as a deterrent to third parties interested in breaking-up a mutually agreed-upon plan of merger

– By forcing the third party to pay a financial penalty to retire the option or

– By enabling the holder to buy and vote shares issued pursuant to the option

• FNB and VFG negotiated dual 19.9% lock-up options as “deal protection”

• Two “triggers” must occur before the proposed lock-up option is exercisable

– The option issuer or a third party must act to undo the merger transaction

– The option issuer’s board must recommend or enter into an acquisition agreement with a third party or a third party must acquire 20% or more of the Company’s shares

• If exercised, there is an overall profit limit to the option holder of $11.75 million (which could act to reduce the number of shares issued pursuant to the option exercise)

• If the planned merger partner is acquired by another party, the option holder may cause the option to be repurchased (in lieu of exercise) for value

– Subject to a floor value of $5.5 million and a ceiling value of $11.75 million

• Example—assume VFG trades at the following prices following both triggering events

Price per share $22.19 24.20 26.22 28.24 30.26

Exercise price per share $20.17 20.17 20.17 20.17 20.17

% premium to exercise price 10% 20% 30% 40% 50%

Aggregate option value (1) $4,332,044 8,664,088 11,750,000 11,750,000 11,750,000

No. of exercisable options 2,147,766 2,147,766 1,941,828 1,456,371 1,165,097

% ownership if exercised 16.6% 16.6% 15.2% 11.9% 9.7%

(1)—Subject to a maximum profit of $11.75 million under any scenario; subject to a floor value of $5.5 million if repurchased

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Appendix

Pro Forma Income Statement

LTM June 30, 2007

(dollars in 000s) FNB VFG Combined*

Net Interest Income $54,822 $59,308 $114,130

Provision for Loan Losses(1,428)(305)(1,733)

Other Income 14,447 16,467 30,914

Operating Expenses(41,676)(49,381)(91,057)

Pre-tax Income 26,165 26,089 52,254

Income Taxes(8,788)(7,736)(16,524)

Net Income $17,377 $18,353 $35,730

*Excludes purchase accounting adjustments, estimated cost savings and one-time merger expenses.

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Appendix

Pro Forma Balance Sheet

As of June 30, 2007

(dollars in 000s) FNB VFG Combined*

Cash and Investment Securities $95,704 $304,302 $400,006

Loans, net 1,121,981 1,180,352

Goodwill and Intangibles 47,020 17,420 64,440

Other Assets 288,406 81,555 369,961

Total Assets 1,553,111 1,583,629 1,583,629

Deposits 1,296,379 1,236,342 2,532,721

Borrowings 70,583 180,716 251,299

Other Liabilities 9,106 11,555 20,661

Total Liabilities 1,376,068 1,428,613 2,804,681

Total Equity 177,043 155,016 332,059

Total Liabilities and Equity $1,553,111 $1,583,629 $3,136,740

*Excludes purchase accounting adjustments

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Appendix

Cost Savings / One-Time Expenses

($ in millions)

Expected Cost Savings:

Personnel VFG $4.2

Personnel FNB 1.7

Other 3.5

Total $9.4

Combined noninterest expenses

(Based on 2007 budgets) 97.9

% of combined total 9.6%

One-Time Expenses

Personnel-Related $2.1

Data Processing 1.4

Legal/Accounting 0.7

Transaction Fees 2.1

Other 0.1

Total $6.4

Transaction Costs:

Change of Signage Cost 2.1

Total 2.1

Total One-Time Expenses $8.5

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